EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Doing Business As

Warwick Valley Long Distance Company, Inc.	New York

Hometown Online, Inc.	New York	Warwick Online
USA Datanet
Warwick Valley Mobile Telephone Company, Inc.	New York	WVT Business Communications
USA Datanet
Warwick Valley Networks, Inc.	New York
(inactive)